AGREEMENT AND PLAN OF MERGER


                   AGREEMENT AND PLAN OF MERGER dated as of June 5, 1998 (this "Agreement") by and among ROCKY MOUNTAIN INTERNET, INC., a Delaware corporation ("Purchaser"), INTERNET ACQUISITION CORPORATION, a Colorado corporation and wholly-owned subsidiary of Purchaser ("Acquisition"), and INTERNET COMMUNICATIONS CORPORATION, a Colorado corporation (the "Company"). (Acquisition and the Company are hereinafter collectively referred to as the "Constituent Corporations.")

                   WHEREAS, the Board of Directors of each Constituent Corporation believes that the merger of Acquisition with and into the Company (the "Merger") is in the best interests of such Constituent Corporation and its shareholders; and

                   WHEREAS, Purchaser and the Boards of Directors of the Constituent Corporations (a) desire to enter into this Agreement and (b) have approved the Merger, all upon the terms and subject to the conditions set forth herein.

                   NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

                   Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date, Acquisition shall be merged with and into the Company, which shall be the surviving corporation (the Company in such capacity being hereinafter sometimes called the "Surviving Corporation"). From and after the Effective Date, the status, rights and liabilities of, and the effect of the Merger on, each of the Constituent Corporations in the Merger and the Surviving Corporation shall be as provided in Section 7-111-106 of the Colorado Business Corporation Act ("CBCA").

                   Section 1.2 Consummation of the Merger. As soon as practicable (but in any event within five business days) after the receipt of approval by the Company's shareholders and satisfaction of the other conditions hereinafter set forth, the parties hereto shall cause the Merger to be consummated by the approval and filing with the Secretary of the State of Colorado of articles of merger in such form as required by and executed in accordance with the relevant provisions of applicable law (the time of such filing being the "Effective Date").

                                   ARTICLE II
                      ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

                   Section 2.1 Articles of Incorporation. The Articles of Incorporation of Acquisition in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law.

                   Section 2.2 By-Laws. The By-Laws of Acquisition in effect on the Effective Date shall be the By-Laws of the Surviving Corporation, until thereafter amended as provided by law and the Surviving Corporation's Articles of Incorporation.

                   Section 2.3 Officers and Board of Directors. The directors of Acquisition on the Effective Date shall become the directors of the Surviving Corporation until their respective successors are duly elected and qualified. The officers of the Company on the Effective Date shall continue as the officers of the Surviving Corporation, to serve in accordance with the ByLaws thereof until their respective successors are duly elected and qualified.


                                   ARTICLE III
                              CONVERSION OF SHARES

                   Section 3.1 Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of Purchaser, Acquisition, the Company or the holders of any securities of the Company:

     (a) All outstanding shares of the Company's common stock (the "Shares") which are held by the Company as treasury shares, all authorized and unissued Shares and any Shares owned by Purchaser, Acquisition or any other direct or indirect subsidiary of Purchaser, shall be canceled.

     (b) Each other outstanding Share (other than Shares held by Dissenting Shareholders (as defined in Section 3.3)) shall be converted into the right to receive $6.80 in cash, reduced by an amount equal to the quotient of (i) 50% of the difference between (A) the lesser of (I) the Daniels Fee (as defined below) and (II) $876,000 and (B) $250,000; divided by (ii) the total number of shares of the Company outstanding or issuable upon exercise of options or warrants on the date hereof, regardless of whether or not they are currently vested (the "Merger Consideration").

     (c) Each issued and outstanding share of capital stock of Acquisition shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                   Section 3.2 Payment for Shares. The Purchaser shall authorize one or more persons to act as paying agent in connection with the Merger (the "Paying Agent"). At or prior to the Effective Date, the Purchaser shall deposit the Merger Consideration with the Paying Agent, in trust for the benefit of holders of Shares. Upon or as soon as practicable after the Effective Date, the Paying Agent shall distribute to each former holder of Shares, upon surrender to the Paying Agent of the certificate or certificates which immediately prior to the Effective Date represented such outstanding Shares, for cancellation, the aggregate amount of cash into which such holder's Shares shall have been converted in the Merger. Until so surrendered, each certificate, which immediately prior to the Effective Date represented outstanding Shares, shall represent solely the right to receive, upon surrender, the aggregate amount of cash into which the Shares represented thereby shall have been converted and such shares shall not be entitled to any other rights with respect to the Company. No interest shall accrue or be paid on the cash payable upon the surrender of the certificate or certificates. The Paying Agent shall pay on the Effective Date the amounts due in respect of the outstanding stock options granted by the Company (the "Outstanding Options") referred to in Section 6.6.

                   Section 3.3 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of the Company held by a shareholder who has not voted in favor of nor consented to the Merger and who complies with all the provisions of the CBCA concerning the right of holders of such stock to dissent from the Merger and require appraisal of their shares (a "Dissenting Shareholder"), shall not be converted as described in Section 3.1 but shall become, at the Effective Date, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the CBCA; provided, however, that Shares outstanding immediately prior to the Effective Date and held by a Dissenting Shareholder who shall, after the Effective Date, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the CBCA, shall be deemed to be converted as of the Effective Date, into the right to receive the Merger Consideration. The Company shall give Purchaser (a) prompt notice of any written demands for appraisal of shares of capital stock of the Company received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                   Section 3.4 Closing of the Company's Transfer Books. Upon the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Shares (other than shares of common stock into which the capital stock of Acquisition is to be converted pursuant to the Merger) shall thereafter be made.

                   Section 3.5 Status of Share Certificates. From and after the Effective Date, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACQUISITION

                   Except as set forth in the disclosure schedule delivered to the Company by the Purchaser on the date hereof (the "Purchaser Disclosure Schedule") or in the Purchaser Reports (as defined below), the Purchaser and Acquisition jointly and severally represent and warrant to the Company as follows:

                   Section 4.1 Organization. Each of Purchaser and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power to carry on its business as it is now being conducted. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is a wholly-owned subsidiary of Purchaser.

                   Section 4.2 Authority Relative to this Agreement. Purchaser and Acquisition have the requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Acquisition and the consummation by Purchaser and Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate and, to the extent necessary, shareholder action of Purchaser and Acquisition and no other acts or corporate proceedings on the part of Purchaser or Acquisition are necessary to authorize the Merger or this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Acquisition and is a valid and binding obligation of Purchaser and Acquisition, enforceable against them in accordance with its terms, subject to bankruptcy remedies and rights of creditors and general principles of equity.

                   Section 4.3  No Conflicts; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Purchaser and Acquisition does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, (ii) in any material respect, conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Purchaser or any of its subsidiaries or by which any of their properties is bound or subject or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by or to which Purchaser or any of its subsidiaries or any of their properties is bound or subject, except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clauses

(ii) or (iii) that would not, in the aggregate, prevent the Purchaser and Acquisition from performing, in any material respect, their respective obligations under this Agreement or would not have a material adverse effect on the business or financial condition of Purchaser and its subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect").

     (b) The execution and delivery of this Agreement by Purchaser and Acquisition does not, and consummation of the transactions contemplated hereby will not, require either Purchaser or Acquisition to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities or blue sky laws ("Blue Sky Laws"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and the filing and recordation of appropriate merger documents as required by the CBCA, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, constitute a Purchaser Material Adverse Effect.

     Section 4.4 Information. (a) None of the information to be supplied by Purchaser or Acquisition for inclusion in a proxy statement in connection with the meeting of the Company's shareholders described in Section 6.2 hereof (the "Proxy Statement") or any amendments thereof or supplements thereto, will, at the time of the meeting of shareholders to be held in connection with the Merger or the mailing to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Since their inception, Purchaser and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission ("SEC"), except where the failure to file such documents would not have a Purchaser Material Adverse Effect (all such forms, reports, statements and other documents being referred to herein, collectively, as the "Purchaser Reports"). The Purchaser Reports, including all Purchaser Reports filed after the date of this Agreement and prior to the Effective Date, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (except that some filings were made late) and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except where any such statement or omission would not have a Purchaser Material Adverse Effect. Notwithstanding this Section 4.4(b), Purchaser shall not be deemed to represent or warrant the preparation or accuracy of any Purchaser Report, statement, document or other information included in the Purchaser Reports that were provided to the Purchaser for inclusion therein by a third party. Since the date of the last Purchaser Report
(x) there has occurred no Purchaser Material Adverse Effect and the Purchaser has incurred no material liabilities outside the ordinary course of the Purchaser's business, (y) the Purchaser has not entered into any material contracts that would be required to be filed with the Purchaser's next Form 10-Q and (z) the Purchaser has had no transactions with related parties that would be required to be reported in the Purchaser's next proxy statement in accordance with Section 404 of Regulation S-K. The list of the Purchaser's subsidiaries set forth in the Purchaser Reports is accurate and complete as of the date hereof, with the addition of Acquisition and Rocky Mountain Broadband, Inc., both Colorado corporations.

                   Section 4.5 Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Purchaser, any investigation of any kind at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or any properties or rights of Purchaser or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not reasonably be expected to have a Purchaser Material Adverse Effect), and neither Purchaser nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease and desist or other orders, except for matters which would not have a Purchaser Material Adverse Effect.

                   Section 4.6 Financing. The commitment letter dated June 5, 1998 from ING Barings (U.S.) Capital Corporation et al. to Purchaser in the form delivered to and approved by the Company for $42 million to fund the acquisition of Shares hereunder (the "Commitment") is in full force and effect.


                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   Except as set forth in the disclosure schedule delivered to Purchaser by the Company on the date hereof (the "Company Disclosure Schedule") or in the Company Reports (as defined below), the Company represents and warrants to Purchaser and Acquisition as follows:

                   Section 5.1 Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power to carry on its business as it is now being conducted.

                   Section 5.2 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to the approval of the Merger, this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company

("Shareholder Approval")). The Company's Board of Directors has unanimously recommended approval and adoption of this Agreement by the Company's shareholders entitled to vote on the Merger. Subject to Shareholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy remedies and rights of creditors and general principles of equity.

                   Section 5.3  No Conflicts; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the articles of incorporation or bylaws of the Company,
(ii) in any material respect, conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their properties is bound or subject or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their properties is bound or subject, except for the Company's debt to Norwest Bank of Colorado, N.A., and except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clauses (ii) or (iii) that would not, in the aggregate, prevent the Company from performing, in any material respect, its obligations under this Agreement or would not have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect").

     (b) The execution and delivery of this Agreement by the Company does not, and consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities or blue sky laws ("Blue Sky Laws"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and the filing and recordation of appropriate merger documents as required by the CBCA, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, constitute a Company Material Adverse Effect.

                   Section 5.4 Information. (a) None of the information to be included in the Proxy Statement or any amendments thereof or supplements thereto, will, at the time of the meeting of shareholders to be held in connection with the Merger or the mailing to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and any amendments thereof or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act.

     (b) Since their inception, the Company has filed all forms, reports, statements and other documents required to be filed with the SEC, except where the failure to file such documents would not have a Company Material Adverse Effect (all such forms, reports, statements and other documents being referred to herein, collectively, as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement and prior to the Effective Date, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (except that some filings were made late) and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except where any such statement or omission would not have a Company Material Adverse Effect. Notwithstanding this Section 5.4(b), the Company shall not be deemed to represent or warrant the preparation or accuracy of any Company Report, statement, document or other information included in the Company Reports that were provided to the Company for inclusion therein by a third party. Since the date of the last Company Report (x) there has occurred no Company Material Adverse Effect and the Company has incurred no material liabilities outside the ordinary course of the Company's business, (y) the Company has not entered into any material contracts that would be required to be filed with the Company's next Form 10-Q and (z) the Company has had no transactions with related parties that would be required to be reported in the Company's next proxy statement in accordance with Section 404 of Regulation S-K. The list of the Company's subsidiaries set forth in the Company Reports is accurate and complete as of the date hereof.

                   Section 5.5 Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company or any of its subsidiaries, any investigation of any kind at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease and desist or other orders, except for matters which would not have a Company Material Adverse Effect.

                   Section 5.6 Capitalization. (a) The authorized capital stock of the Company consists of (A) 20,000,000 shares of Common Stock, no par value, and (B) 100,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding;

     (b) The numbers of shares of Common Stock as of the date hereof (i) issued and outstanding, (ii) held in the treasury of the Company and (iii) reserved for issuance upon exercise of outstanding stock options, warrants and other derivative securities granted by the Company (the "Outstanding Options"), together with the exercise prices therefor, are set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, the Company has no outstanding subscriptions, options, calls, commitments, rights, warrants, rights plans or antitakeover plans obligating the Company to issue capital stock. All of the Company's outstanding capital stock is validly issued, fully paid and nonassessable and free of preemptive rights.

                   Section 5.7 Compliance. The Company is not in conflict with, or in default or violation of any Law applicable to the Company or by or to which any of its material properties is bound or subject (including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988, as amended), except for any such conflicts, defaults or violations which would not have a Company Material Adverse Effect.

                   Section 5.8 Parachute, Change of Control Payments. The Company has no contracts, arrangements or understandings pursuant to which any person may receive any amount or entitlement from the Company or any of its subsidiaries that may be characterized as an "excess parachute payment" within the meaning of the Internal Revenue Code as a result of any of the transactions contemplated by this Agreement, nor is any person entitled to receive any additional payment from the Company or its subsidiaries in the event that the 20% parachute excess tax is imposed on such person. Neither the Company nor any of its subsidiaries has or will have any obligation to pay any person or entity any amount under any agreement or arrangement as a result of the transactions contemplated hereby, except for the repayment of the Anschutz Note and the Bank Note (as defined below) and except for payments to financial, accounting and legal advisors.


                                   ARTICLE VI
                                    COVENANTS

                   Section 6.1 Conduct of Business by the Company Pending the Merger. Subsequent to the date hereof and prior to the Effective Date, unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as otherwise specifically contemplated by this
Agreement:

     (a) the businesses of the Company and its subsidiaries shall be conducted only in, and neither the Company nor any of its subsidiaries shall take any action except in, the ordinary and usual course of business.

     (b) the Company shall use reasonable efforts to preserve its business, organization and goodwill.

     (c) the Company shall confer on a regular basis with the Purchaser regarding material positive and negative developments respecting the Company's business.

                            (d)      the Company shall not

                            (1) (i) increase the compensation payable to or to
                   become payable to any director or executive officer, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee;
                   (iii) establish, adopt or enter into any new employee benefit plan or arrangement; or (iv) except as may be required by applicable law, amend, or take any other actions (other than the acceleration of vesting or waiving of performance criteria permitted pursuant to the Company's employee benefit plans upon a change in control of the Company) with respect to, any of the Company's employee benefit plans;

                            (2) declare or pay any dividend on, or make any
                   other distribution in respect of, outstanding shares of capital stock, except for dividends by a subsidiary to the Company or another subsidiary;

                            (3) (i) redeem, purchase or otherwise acquire any
                   shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the Outstanding Options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                            (4) (i) issue, deliver, award, grant or sell, or
                   authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted for the issuance of shares upon the exercise of Outstanding Options as of the date of this Agreement); or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                            (5) acquire or agree to acquire, by merging or
                   consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business) in each case which are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

                            (6) sell, lease, exchange, mortgage, pledge,
                   transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions in the ordinary course of business and consistent with past practice;

                            (7) solicit, initiate or knowingly encourage any
                   inquiries, discussions or negotiations with any person (other than Purchaser or Acquisition) concerning any Acquisition Proposal (as defined in Section 8.1(c)) or solicit, initiate or knowingly encourage any effort or attempt by any other person to do, make or seek an Acquisition Proposal or, unless required in order for the Board of Directors of the Company to comply with its fiduciary responsibilities, with a view to pursuing an Acquisition Proposal with such person, engage in discussions or negotiations with or disclose any nonpublic information relating to the Company or any of its subsidiaries to such person or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial adviser, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action. The Company shall immediately communicate to Purchaser in writing the terms of any Acquisition Proposal which it may receive and shall not accept any such Acquisition Proposal unless the Purchaser has had three days notice of such Acquisition Proposal and its terms;

                            (8) adopt or propose to adopt any amendments to its
                   Articles of Incorporation or By-Laws which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

                            (9) incur any obligation for borrowed money or
                   purchase money indebtedness in excess of $25,000, whether or not evidenced by a note, bond, debenture or similar instrument;

                            (10) enter into any arrangement, agreement or
                   contract with any third party (other than customers in the ordinary course of business) in excess of $25,000 that provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or substantially less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof unless such arrangement is entered into in the ordinary course of business; or

                            (11) agree in writing or otherwise to do any of
                   the foregoing;

provided, however, that notwithstanding any other provision of this Agreement, the Company's Convertible Promissory Note dated March 20, 1998 in the original principal amount of $1,600,000 to Anschutz Company (the "Anschutz Note") may be amended to provide that (x) if the Purchaser and its affiliates shall have obtained debt financing at or before the Closing in the aggregate principal amount greater than $50,000,000 in one transaction or a series of related transactions, then such note shall be due and payable in full at the Closing and
(y) if the Purchaser and its affiliates shall have obtained debt financing in the aggregate principal amount greater than $50,000,000 in one transaction or a series of related transactions after the Closing but before the scheduled maturity of such note, then such note shall be due and payable in full on the date of the closing of such transaction or series of related transactions.

                   Section 6.2 Shareholders' Meeting and Proxy Statement. Except as provided in Section 8.1 of this Agreement, the Company shall take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of the holders of the shares of Common Stock of the Company as promptly as practicable after the date hereof to consider and vote upon the adoption of this Agreement. In connection with any shareholders' meeting, if required, the Company shall prepare and file the Proxy Statement with the SEC and Purchaser shall furnish all information concerning Purchaser and Acquisition as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall in the Proxy Statement, through its Board of Directors, recommend that the Company's shareholders adopt this Agreement, if such vote is required, except to the extent that the Board of Directors shall have withdrawn or modified its approval or recommendation of this Agreement as contemplated by Section 8.1(c). The Company acknowledges that any breach of this Section 6.2 would cause the Purchaser irreparable harm and entitle the Purchaser to specific performance of the covenants contained in this
Section 6.2.

                   Section 6.3 Certain Filings and Consents. Purchaser, Acquisition and the Company shall (a) cooperate with each other in determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal or state law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the business of the Company and its subsidiaries taken as a whole in connection with the consummation of the Merger and (b) actively assist each other in making any such filings and obtaining any consents, permits, authorizations, approvals or waivers that are required.

                   Section 6.4 Access. Upon reasonable notice, the Company shall afford Purchaser and Acquisition, and their respective representatives, full access during normal business hours until the Effective Date to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during that period, the Company and each of its subsidiaries shall furnish promptly to Purchaser and Acquisition, and their respective representatives, all information concerning its business, properties, assets, liabilities, operations, financial condition and personnel as Purchaser or Acquisition may reasonably request; except that in the case of all written materials for which the Company asserts an attorney client privilege, the Company shall provide Purchaser with a list of such materials and a summary of their contents, and the Company shall cooperate with Purchaser to provide Purchaser with access to such materials if such access can be provided without violation of the attorney client privilege. Purchaser and Acquisition shall, and shall use their reasonable best efforts to cause their consultants and advisors to, hold in confidence all such information until such time as such information is otherwise publicly available (unless otherwise required to disclose such information by law), and if this Agreement is terminated, Purchaser and Acquisition shall deliver to the Company all documents, work papers and other material obtained by them from the Company pursuant to the terms of this Agreement.

                   Section 6.5  Expenses.

     (a) Except as provided in Article VIII hereof, all Expenses (as defined in Section 6.5(b) hereof) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses.

     (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Proxy Statement and all other matters related to the consummation of the transactions contemplated hereby; provided, however, that "Expenses" shall not include any fees of legal counsel or advisors of any shareholder of any party.

                   Section 6.6 Outstanding Options. On or before the Effective Date of the Merger, the Company shall use its best efforts to cause all Outstanding Options to be converted by the Merger into the right to receive for each Share covered thereby a cash amount equal to the excess of the Merger Consideration over the option exercise price. Such amount shall be paid by the Paying Agent on the Effective Date.

                   Section 6.7 Directors' and Officers' Indemnification and Insurance. The Surviving Corporation shall cause to be maintained in effect (i) in its articles of incorporation and by-laws for a period of six years after the Effective Date, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the articles of incorporation and by-laws of the Company and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Date.

     Section 6.8 Maintenance of Commitment. Purchaser and Acquisition shall cause the Commitment to remain in full force and effect.

     Section 6.9 Resignation of Directors. The Company will obtain the resignations of all of the Directors of the Company on the Effective Date.

                   Section 6.10 Control of Other Party's Business. Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Date. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser's operations prior to the Effective Date. Prior to the Effective Date, each of the Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE VII
                                   CONDITIONS

                   Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

     (a) The holders of the Common Stock of the Company entitled to vote shall have duly approved the Merger if required by applicable law.

     (b) No preliminary or permanent injunction or other order by a court of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction lifted).

                            (c) No action shall have been taken nor shall any
statute, rule or
regulation have been enacted by the government of the United States or any state thereof that makes the consummation of the Merger illegal in any material respect.

     (d) The applicable waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                   Section 7.2 Conditions to Obligations of Purchaser and Acquisition to Effect the Merger. The obligations of Purchaser and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions:

     (a) The representations and warranties of the Company set forth in Article V shall be true and correct in all material respects on the Effective Date (or on such other date specified in Article V) with the same force and effect as though made on and as of such date, except for any such untrue or incorrect representations and warranties that would not have a Company Material Adverse Effect, and Purchaser and Acquisition shall have received a certificate to that effect from the Chief Executive Officer and the Treasurer of the Company.

     (b) All of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement prior to the Effective Date shall have been duly performed and complied with in all material respects, except for any such failure of performance or compliance that would not have a Company Material Adverse Effect, and Purchaser and Acquisition shall have received a certificate to that effect from the Chief Executive Officer and the Treasurer of the Company.

     (c) Holders of no more than 10% of the outstanding Shares, in the aggregate, shall have filed with the Company a written objection to the Merger and made a written demand for payment of the fair value of his shares in the manner permitted by the CBCA.

     (d) All of the Directors of the Company on the Effective Date shall have resigned.

     (e) Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

     (f) The Company shall have received an opinion from a reputable investment banking firm satisfactory to the Company as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the Company's shareholders.

                   Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions.

     (a) The representations and warranties of Purchaser and Acquisition set forth in Article IV shall be true and correct in all material respects on the Effective Date (or on such other date specified in Article IV) with the same force and effect as though made on and as of such date, except for any such untrue or incorrect representations and warranties that would not have a Purchaser Material Adverse Effect, and the Company shall have received certificates to that effect from the Chief Executive Officer and the Treasurer of Purchaser and the President of Acquisition.

     (b) All of the covenants and agreements of Purchaser and Acquisition to be performed or complied with pursuant to this Agreement prior to the Effective Date shall have been duly performed and complied with in all material respects, except for any such failure of performance or compliance that would not have a Purchaser Material Adverse Effect, and the Company shall have received certificates to that effect from the Chief Executive Officer and the Treasurer of Purchaser and the President of Acquisition.

     (c) The Commitment shall remain in full force and effect and shall be funded.

     (d) Douglas H. Hanson shall have provided $7,800,000 in debt or equity financing to the Purchaser.

     (e) If the Purchaser and its affiliates shall have obtained debt financing at or before the Closing in the aggregate principal amount greater than $50,000,000 in one transaction or a series of related transactions, then the Anschutz Note shall have been paid in full.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

                   Section 8.1 Termination. This Agreement shall be subject to termination at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company, if required, as follows:

     (a) by mutual consent of Purchaser and the Board of Directors of the Company;

     (b) by Purchaser or the Company if the Merger shall not have been consummated on or before September 15, 1998, which date may be extended by mutual agreement of the Boards of Directors of the Company and Purchaser;

     (c) by the Company if, prior to the Effective Date, the Company, its Board of Directors or its shareholders shall receive a bona fide written proposal or offer from a third party (each an "Acquisition Proposal") relating to:

                                       (i) the acquisition or purchase of all or
                   substantially all of the assets of, or more than a 50% equity interest (including any Shares theretofore acquired) in the Company;

                                      (ii) a merger, consolidation or similar
                   business combination with the Company;

                                     (iii) a tender or exchange offer for the
                   Company conditioned on ownership of more than 50% of the outstanding Shares following such tender or exchange offer;

and the Board of Directors of the Company determines, after consultation with the Company's legal advisors and after receiving advice of the Company's financial advisors that the alternative transaction is more favorable than the Merger from a financial point of view, that it has a duty in the proper discharge of its fiduciary responsibilities under applicable law to consider such other proposal or offer, and then such Board of Directors either (A) accepts such proposal or offer, (B) recommends to the shareholders acceptance of such proposal or offer, or (C) in the case of a tender or exchange offer, takes no position with respect thereto and all conditions (other than terminating this Agreement) of such tender or exchange offer have been satisfied, in which event this Agreement shall be terminated without any liability to the Company or the Company's Board of Directors as a result of such termination other than as set forth herein.

     (d) by Purchaser upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue and such breach or untruth shall have caused a Company Material Adverse Effect.

     (e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement or if any representation or warranty of the Purchaser shall have become untrue and such breach or untruth shall have caused a Purchaser Material Adverse Effect.

                   Section 8.2  Break-Up Fee; Effect of Termination.

     (a) If the Company shall have terminated this Agreement by reason of the failure of any condition set forth in Sections 7.3(a), (b), (c), (d) or (e), except for a failure of the condition set forth in Sections 7.3(c) by reason of a failure of any condition set forth in Sections 7.1(c) or 7.2(a), (b) or (d), the Purchaser shall pay to the Company $1,050,000 in cash or, at the Purchaser's election, that number of shares of the Purchaser's common stock equal to $1,050,000 divided by the "Fair Market Value" (as defined below) of such stock.

     (b) If the Purchaser shall have terminated this Agreement by reason of the failure of any condition set forth in Sections 7.1(c) or 7.2(a), (b) or (d), the Company shall pay to the Purchaser $1,050,000 in cash.

     (c) The "Fair Market Value" of the Purchaser's or the Company's common stock shall be the average closing price of the stock reported by NASDAQ for the 15 trading days after announcement of termination pursuant to this Section 8.2(a). If either party elects to deliver shares of stock pursuant to Section 8.2(a) or (b), such party shall file at its expense a registration statement with respect to any such shares under the Securities Act of 1933 within 15 days after termination by the Company of this Agreement, shall use its best efforts to have such registration statement be declared effective and to keep it effective for not less than two years and shall indemnify the other party and its affiliates pursuant to an indemnity agreement typical of a registration rights agreement.

                            (d) Any payment required to be made pursuant to this
Section 8.2 shall
be made as promptly as practicable but not later than three business days after termination of this Agreement.

     (e) In the event of termination of this Agreement by Purchaser, Acquisition or the Company (other than pursuant to Section 8.1(c)), there shall be no liability under this Agreement on the part of either the Company, Purchaser or Acquisition or their respective officers or directors, except for any breach of the provisions of
Section 6.2 and the confidentiality provisions of Section 6.4 and except as provided in Sections 8.2(a) and (b).

                   Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by the respective Boards of Directors of Purchaser, Acquisition and the Company, at any time before or after approval hereof by the shareholders of the Company, but, after any such approval, if required, no amendment shall be made which changes the Merger Consideration without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   Section 8.4 Waiver. At any time prior to the Effective Date, the parties hereto, by action taken by the respective Boards of Directors of Purchaser, Acquisition or the Company, may (a) extend, for a reasonable time, the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                               GENERAL PROVISIONS

                   Section 9.1 Notice of Breach. Each party shall promptly give written notice to the other parties upon becoming aware of the occurrence, or impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties of covenants contained or referred to in this Agreement and shall use its reasonable best efforts to prevent or promptly remedy the same.

                   Section 9.2 Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of Purchaser, Acquisition or the Company shall take, or cause to be taken, all such necessary action. Purchaser shall cause Acquisition to comply with all of Acquisition's obligations hereunder.

                   Section 9.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date of the Merger.

                   Section 9.4 Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger, except that the Company has agreed to pay to Daniels & Associates all amounts due to it for its efforts in connection with the Merger (the "Daniels Fee").

                   Section 9.5 Entire Agreement. Other than the Voting Agreement of even date herewith between the Purchaser and Interwest Group, Inc., this Agreement contains the entire agreement among Purchaser, Acquisition and the Company with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements, understandings, representations, and warranties with respect to the subject matter.

                   Section 9.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without giving effect to its choice of laws principles).

                   Section 9.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   Section 9.8 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                   Section 9.9 Publicity. Except as required by law or the rules of any exchange on which the shares of Purchaser or Company are traded, as long as this Agreement is in effect, neither the Company nor Purchaser shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other, which consent shall not be unreasonably withheld.

                   Section 9.10 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by first-class mail, postage prepaid, with return receipt requested, addressed as follows:

                   If to Purchaser or Acquisition, to:

                ROCKY MOUNTAIN INTERNET, INC.
                Douglas H. Hanson, President
                1099 18th Street, 30th Floor
                Denver, Colorado  80202
                Fax # 303-672-0711
        with copies to:

                Matthew Perkins
                JACOBS CHASE FRICK KLEINKOPF
                  & KELLEY LLC
                1050 17th Street, Suite 1500
                Denver, Colorado  80265
                Fax #303-685-4869


        If to the Company, to:

                INTERNET COMMUNICATIONS CORPORATION
                John Couzens, President
                7100 East Belleview Avenue, Suite 201
                Englewood, Colorado  80111
                Fax #303-770-0588


        with copies to:

                Nick Nimmo
                HOLME ROBERTS & OWEN LLP 1700 Lincoln, Suite 4100 Denver, Colorado 80203
                Fax #(303) 866-0200

        and

                Drake S. Tempest
                O'MELVENY & MYERS LLP
                153 East 53rd Street
                New York, New York  10022-4611
                Fax #(212) 326-2061


        Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        Section 9.12 No Third Party Beneficiaries. No provision of this Agreement is intended to benefit any person other than the parties hereto.

        Section 9.13 Schedules. Inclusion of, or reference to, matters in a schedule to this Agreement does not constitute an admission of what is material or the materiality of such matter.

        IN WITNESS WHEREOF, Purchaser, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                            INTERNET COMMUNICATIONS CORPORATION


                            By:      /s/ John Couzens
                            Title:   President



                            INTERNET ACQUISITION CORPORATION


                            By:      /s/
                            Title:   Vice President



                            ROCKY MOUNTAIN INTERNET, INC.


                            By:      /s/ Douglas H. Hanson
                            Title:   President